AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

This Amended and Restated Expense Limitation Agreement (“Agreement”) is made as of May 1, 2023, by and between Homestead Funds, Inc., a Maryland corporation, on behalf of each of its series set forth on Schedule A hereto, Homestead Funds Trust (the “Trust”), a Massachusetts Business Trust, on behalf of each of its series set forth on Schedule A hereto, (collectively “Homestead Funds” and each series of Homestead Funds, a “Fund” and collectively, the “Funds”), and Homestead Advisers Corp., a Virginia corporation (“Homestead Advisers”).

WHEREAS, Homestead Funds, on behalf of each Fund other than the Stock Index Fund, and Homestead Advisers have entered into an investment management agreement (with respect to each such Fund, a “Management Agreement”), pursuant to which Homestead Advisers renders investment management services to the Funds for compensation based on the value of the net assets of each such Fund (the “Management Fee”); and

WHEREAS, Homestead Funds, Inc., on behalf of the Stock Index Fund, and Homestead Advisers have entered into an Administrative Service Agreement (the “Administrative Service Agreement”), pursuant to which Homestead Advisers provides administrative services to the Stock Index Fund for compensation based on the net assets of the Stock Index Fund (the “Administrative Fee”); and

WHEREAS, Homestead Funds and Homestead Advisers have determined that is it appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of the Funds at levels below the levels to which the Funds might otherwise be subject.

NOW THEREFORE, the parties hereto agree as follows:

1.Expense Limitation.

1.1Operating Expense Limit.  During the term of this Agreement, each Fund shall be subject to a limit on Operating Expenses (the “Operating Expense Limit”) equal to the amount set forth in Schedule A hereto.

1.2Operating Expenses

.  As used in this Agreement, the term “Operating Expenses” includes all operating expenses incurred by a Fund, including, but not limited to, (i) in the case of a Fund other than the Stock Index Fund, the Management Fee, and (ii) in the case of the Stock Index Fund, the Administrative Fee and the fees indirectly incurred by the Stock Fund Index Fund through its investment in the S&P 500 Index Master Portfolio (the “Master Portfolio”).  Notwithstanding the foregoing, Operating Expenses do not include the following expenses: (i) interest; (ii) taxes; (iii) brokerage commissions; (iv) other expenditures that are capitalized in accordance with generally accepted accounting principles; (v) other extraordinary expenses not incurred in the ordinary course of a Fund’s business; and (vi) in the case of each Fund other than the Stock Index Fund, the fees and expenses associated with an investment in (a) an investment company or (b) any company that would be an investment company under Section 3(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), but for the exceptions to that definition provided for in Sections 3(c)(1) and 3(c)(7) of the 1940 Act.

1.3Method of Computation.  On a monthly basis, Homestead Advisers shall determine, with respect to each Fund, whether the aggregate fiscal year to date Operating Expenses for the Fund exceed the Fund’s Operating Expense Limit, as such Operating Expense Limit has been pro-rated to the date of such determination (the “Pro-Rated Operating Expense Limit”).  If on the date of such determination, the aggregate fiscal year to date Operating Expenses for the Fund exceed the Pro-Rated Operating Expense Limit, Homestead Advisers shall be liable to the extent of such excess amount (the “Excess Operating Amount”).

1.4Payment.  In the event that Homestead Advisers is liable for an Excess Operating Amount with respect to a Fund pursuant to Section 1.3, Homestead Advisers shall pay such Excess Operating Amount by first waiving or reducing (i) its Management Fee for such month, in the case of a Fund other than the Stock Index Fund, or (ii) its Administrative Fee for such month, in the case of the Stock Index Fund.  In the event the Excess Operating Amount exceeds the amount of the Management Fee or Administrative Fee for the month, as applicable, Homestead Advisers, in addition to waiving its entire Management Fee or Administrative Fee for such month, shall also assume as its own expense and reimburse the Fund for the difference between the Excess Operating Amount and the Management Fee or Administrative Fee.

2.Term and Termination.

2.1Term of Agreement.  This Agreement will continue in effect with respect to each Fund until the date set forth on Schedule A unless terminated earlier in accordance with Section 2.2.  This Agreement may be extended upon agreement of the parties, at which time Schedule A shall be amended to reflect the new term.

2.2Termination of Agreement.  This Agreement will terminate with respect to a Fund without payment of any penalty:  (1) immediately upon termination of (a) the Management Agreement, in the case of a Fund other than the Stock Index Fund, or (b) the Administrative Service Agreement, in the case of the Stock Index Fund, or (2) at any time upon sixty (60) days’ written notice to Homestead Advisers by the Board of Directors of Homestead Funds, Inc. or the Board of Trustees of Homestead Funds Trust, as applicable (collectively, the “Board”).

3.Amendment.  This Agreement may be amended only by a written agreement signed by each of the parties hereto.

4.Miscellaneous.

4.1Captions.  The captions in this Agreement are included for convenience or reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2Interpretation.  Nothing herein contained shall be deemed to require Homestead Funds to take any action contrary to its Articles of Incorporation, Agreement and Declaration of Trust, as applicable, or By-laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of Homestead Funds.

4.3Definitions.  Any questions of interpretation of any term or provision of this Agreement, including but not limited to the Management Fee, the Administrative Fee, the computations of net asset values and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Investment Management Agreement, shall have the same meaning as and be resolved by reference to such agreement.

4.4Trust Property. A copy of the Agreement and Declaration of Trust of the Trust, as amended, is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Trust.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

HOMESTEAD FUNDS, INC.

on behalf of each of its series set forth on Schedule A

By:/s/ Mark D. Santero

Name:Mark D. Santero
Title:President and Chief Executive Officer

HOMESTEAD FUNDS TRUST

on behalf of each of its series set forth on Schedule A

By:/s/ Mark D. Santero

Name:Mark D. Santero
Title:President and Chief Executive Officer

HOMESTEAD ADVISERS CORP.

By:/s/ Mark D. Santero

Name:Mark D. Santero

Title:President and Chief Executive Office

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

SCHEDULE A

Effective May 1, 2023

Operating Expense Limits

Homestead Funds, Inc.

Fund	Operating Expense Limit	Expiration of Term of Agreement
Daily Income Fund	0.60%	April 30, 2024
Short-Term Government Securities Fund	0.75%	April 30, 2024
Short-Term Bond Fund	0.80%	April 30, 2024
Stock Index Fund	0.75%*	April 30, 2024
Value Fund	1.25%	April 30, 2024
Growth Fund	1.00%	April 30, 2024
International Equity Fund	1.00%	September 23, 2023
Small-Company Stock Fund	1.50%	April 30, 2024

*

As set forth in Section 1, the Operating Expense Limit with respect to the Stock Index Fund applies to all operating expenses incurred by the Stock Index Fund, including, but not limited to, expenses indirectly incurred by the Stock Index Fund through its investment in the Master Portfolio.

Homestead Funds Trust
Fund	Operating Expense Limit	Expiration of Term of Agreement
Intermediate Bond Fund	0.80%	April 30, 2024
Rural America Growth & Income Fund	1.00%	April 30, 2024